Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS FIRST QUARTER 2023 RESULTS
–1Q 2023 Diluted EPS of $1.48
–1Q 2023 C&I adjusted diluted EPS of $1.46
–1Q 2023 Managed receivables of $20.6 billion
–Declared quarterly dividend of $1.00 per share
–Repurchased 683 thousand shares for $27 million in 1Q

New York, NY, April 25, 2023 - OneMain Holdings, Inc. (NYSE: OMF), the leader in offering nonprime customers responsible access to credit, today reported pretax income of $235 million and net income of $179 million for the first quarter of 2023, compared to $399 million and $303 million, respectively, in the prior year quarter. Earnings per diluted share were $1.48 in the first quarter of 2023, compared to $2.38 in the prior year quarter.

On April 25, 2023, OneMain declared a quarterly dividend of $1.00 per share, payable on May 12, 2023, to record holders of the Company's common stock as of the close of business on May 5, 2023.

During the quarter, the Company repurchased approximately 683 thousand shares of common stock for $27 million.

“This quarter we saw strong demand for our products and continued credit stabilization,” said Doug Shulman, Chairman and CEO of OneMain. “Our strong balance sheet positions us well in this uncertain macroeconomic environment, and we will continue to carefully manage credit while maintaining a sharp focus on our strategic priorities.”

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $236 million and adjusted net income of $177 million for the first quarter of 2023, compared to $401 million and $301 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $1.46 for the first quarter of 2023, compared to $2.36 in the prior year quarter. The decline was primarily driven by higher net charge-offs.

Management runs the business based on C&I capital generation, which it defines as C&I adjusted net income excluding the after-tax change in C&I allowance for finance receivable losses which still considers the current period C&I net charge-offs. C&I capital generation was $179 million for the first quarter 2023, compared to $282 million in the prior year quarter.

Managed receivables, which includes loans serviced for our whole loan sale partners, were $20.6 billion at March 31, 2023, up 6% from $19.5 billion at March 31, 2022.

Personal loan originations totaled $2.8 billion in the first quarter of 2023, down 5% from $3.0 billion in the prior year quarter.

Interest income in the first quarter of 2023 was $1.1 billion, consistent with the prior year quarter, reflecting higher average net finance receivables, offset by a lower portfolio yield.

Personal loan yield was 22.3% in the first quarter of 2023, down from 23.1% in the prior year quarter, reflecting impacts from the current macroeconomic environment including higher 90+ days delinquent receivables.

The provision for finance receivable losses was $385 million in the first quarter of 2023, up $148 million compared to the prior year period. The increase reflects higher net charge-offs and a modest increase in the allowance for finance receivable losses in the current quarter compared to a reduction in allowance in the prior year period.

C&I Select Delinquency and Loss Ratios	March 31, 2023	December 31, 2022	March 31, 2022

Personal loans:
30+ days delinquency ratio	5.29%	5.80%	4.46%
90+ days delinquency ratio	2.72%	2.74%	2.21%
30-89 days delinquency ratio	2.58%	3.07%	2.25%
Net charge-offs	7.72%	6.88%	5.58%

Operating expense for the first quarter of 2023 was $362 million, up 4% from $348 million in the prior year quarter reflecting our continued investment in the business.

Funding and Liquidity

As of March 31, 2023, the Company had principal debt balances outstanding of $18.5 billion, 55% of which was secured. The Company had $544 million of cash and cash equivalents, which included $177 million of cash and cash equivalents held at regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes.

Cash and cash equivalents, together with the Company’s $1.25 billion of undrawn committed capacity from an unsecured corporate revolver, $6.1 billion of undrawn committed capacity under revolving conduit facilities, and $8.5 billion of unencumbered loans, provides a significant liquidity runway.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss the Company's results, outlook, and related matters at 9:00 am Eastern Time on Tuesday, April 25, 2023. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 800-343-1703 (U.S. domestic) or 785-424-1116 (international), and using conference ID 63422, or via a live audio webcast through the Investor Relations section of the OneMain Financial website. For those unable to listen to the live broadcast, a replay will be available on our website, after the event. An investor presentation will be available on the Investor Relations page of OneMain’s website at http://investor.onemainfinancial.com prior to the start of the conference call.

About OneMain Holdings, Inc.

OneMain Financial (NYSE: OMF) is the leader in offering nonprime customers responsible access to credit and is dedicated to improving the financial well-being of hardworking Americans. We empower our customers to solve today’s problems and reach a better financial future through personalized solutions available online and in 1,400 locations across 44 states. OneMain is committed to making a positive impact on the people and the communities we serve. For additional information, please visit www.OneMainFinancial.com.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance using the Segment Accounting Basis, which (i) reflects our allocation methodologies for interest expense and operating costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), and Consumer and Insurance adjusted earnings (loss) per diluted share are key performance measures used to evaluate the performance of our business. Consumer and Insurance adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes net gain or loss resulting from repurchases and repayments of debt, the expense associated with the cash-settled stock-based awards, and other items and strategic activities, which include direct costs associated with COVID-19 and restructuring charges. We believe these non-GAAP financial measures are useful in assessing the profitability of our segment.

We also use Consumer and Insurance pretax capital generation and Consumer and Insurance capital generation, non-GAAP financial measures, as a key performance measure of our segment. Consumer and Insurance pretax capital generation represents Consumer and Insurance adjusted pretax income, as discussed above, and excludes the change in our Consumer and Insurance allowance for finance receivable losses in the period which still considers the Consumer and Insurance net charge-offs during the period. Consumer and Insurance capital generation represents the after-tax effect of Consumer and Insurance pretax capital generation. We believe that these non-GAAP measures are useful in assessing the capital created in the period impacting the overall capital adequacy of the Company. We believe that the Company’s reserves, combined with its equity, represent the Company's loss absorption capacity.

We utilize these non-GAAP measures in evaluating our performance. Additionally, these non-GAAP measures are consistent with the performance goals established in OMH’s executive compensation program. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (www.omf.com) and the SEC's website (www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “assumes,” “believes,” “can,” “continues,” “could,” “estimates,” “expects,” “forecasts,” “foresees,” “goal,” “intends,” “likely,” “objective,” “plans,” “projects,” “target,” “trend,” “remains,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will” or “would” are intended to identify forward-looking statements, but these words are not the exclusive means of identifying forward-looking statements.

Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events, objectives, goals, projections, strategies, performance, and future plans, and underlying assumptions and other statements related thereto. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. Important factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes and volatility in general economic conditions, including the interest rate environment and the financial markets; the sufficiency of our allowance for finance receivable losses; increased levels of unemployment and personal bankruptcies; the current inflationary environment and related trends affecting our customers; natural or accidental events such as earthquakes, hurricanes, pandemics, floods or wildfires affecting our customers, collateral, or our facilities; a failure in or breach of our information, operational or security systems or infrastructure or those of third parties, including as a result of cyber-attacks, war or other disruptions; the adequacy of our credit risk scoring models; adverse changes in our ability to attract and retain employees or key executives; increased competition or adverse changes in customer responsiveness to our distribution channels or products; changes in federal, state, or local laws, regulations, or regulatory policies and practices or increased regulatory scrutiny of our business or industry; risks associated with our insurance operations; the costs and effects of any actual or alleged violations of any federal, state, or local laws, rules or regulations; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority; our substantial indebtedness and our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with all of our covenants; the effects of any downgrade of our debt ratings by credit rating agencies; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K filed with the SEC and in the Company’s other filings with the SEC from time to time.

The liquidity runway scenario disclosed in the press release is based on management’s estimates and assumptions for internal strategic planning purposes and does not constitute guidance or financial projections and should not be regarded or relied on as such.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our securities. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

Forward looking statements included in this document speak only as of the date on which they were made. We undertake no obligation to update or revise any forward-looking statements, whether written or oral, to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended					Fiscal Year
(unaudited, $ in millions, except per share amounts)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	2022	2021

Interest income	$1,094	$1,122	$1,118	$1,106	$1,089	$4,435	$4,364
Interest expense	(239)	(231)	(223)	(219)	(219)	(892)	(937)
Net interest income	855	891	895	887	870	3,543	3,427
Provision for finance receivable losses	(385)	(404)	(421)	(339)	(238)	(1,402)	(593)
Net interest income after provision for finance receivable losses	470	487	474	548	632	2,141	2,834

Insurance	111	111	111	111	111	445	434
Investment	25	22	16	9	15	61	65
Gain on sales of finance receivables	17	13	17	16	17	63	47
Net gain (loss) on repurchases and repayments of debt	—	(1)	2	(28)	—	(27)	(78)
Other	24	24	24	20	19	87	63
Total other revenues	177	169	170	128	162	629	531

Operating expenses	(365)	(384)	(363)	(356)	(353)	(1,457)	(1,448)
Insurance policy benefits and claims	(47)	(39)	(35)	(42)	(42)	(158)	(176)
Total other expenses	(412)	(423)	(398)	(398)	(395)	(1,615)	(1,624)

Income before income taxes	235	233	246	278	399	1,155	1,741
Income taxes	(56)	(57)	(61)	(70)	(96)	(283)	(427)
Net income	$179	$176	$185	$208	$303	$872	$1,314

Weighted average number of diluted shares	121.0	121.9	123.6	124.7	127.5	124.4	133.1
Diluted EPS	$1.48	$1.44	$1.49	$1.67	$2.38	$7.01	$9.88
Book value per basic share	$25.55	$24.91	$24.56	$24.42	$24.32	$24.91	$23.76
Return on assets	3.2%	3.1%	3.3%	3.8%	5.6%	3.9%	6.0%

Change in allowance for finance receivable losses	$(3)	$(56)	$(128)	$(56)	$24	$(216)	$174
Net charge-offs	(382)	(348)	(293)	(283)	(262)	(1,186)	(767)
Provision for finance receivable losses	$(385)	$(404)	$(421)	$(339)	$(238)	$(1,402)	$(593)

Note:	On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its prior period financial information to reflect the effects of the adoption.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022

Assets
Cash and cash equivalents	$544	$498	$536	$526	$640
Investment securities	1,786	1,800	1,747	1,773	1,778
Net finance receivables	19,809	19,986	19,752	19,448	18,979
Unearned insurance premium and claim reserves	(740)	(749)	(747)	(754)	(741)
Allowance for finance receivable losses	(2,298)	(2,311)	(2,255)	(2,127)	(2,071)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	16,771	16,926	16,750	16,567	16,167
Restricted cash and restricted cash equivalents	531	461	483	534	531
Goodwill	1,437	1,437	1,437	1,437	1,437
Other intangible assets	261	261	272	273	274
Other assets	1,113	1,154	1,116	1,089	989
Total assets	$22,443	$22,537	$22,341	$22,199	$21,816

Liabilities and Shareholders’ Equity
Long-term debt	$18,206	$18,281	$18,202	$17,922	$17,560
Insurance claims and policyholder liabilities	615	620	601	628	658
Deferred and accrued taxes	22	5	5	1	45
Other liabilities	519	616	522	627	493
Total liabilities	19,362	19,522	19,330	19,178	18,756

Common stock	1	1	1	1	1
Additional paid-in capital	1,693	1,689	1,685	1,679	1,672
Accumulated other comprehensive income (loss)	(108)	(127)	(124)	(83)	(42)
Retained earnings	2,188	2,119	2,061	1,995	1,907
Treasury stock	(693)	(667)	(612)	(571)	(478)
Total shareholders’ equity	3,081	3,015	3,011	3,021	3,060
Total liabilities and shareholders’ equity	$22,443	$22,537	$22,341	$22,199	$21,816

Note:
On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its prior period financial information to reflect the effects of the adoption.

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS, CONTINUED (UNAUDITED)

	As of

(unaudited, $ in millions)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022

Liquidity
Cash and cash equivalents	$544	$498	$536	$526	$640
Cash and cash equivalents unavailable for general corporate purposes	177	147	142	151	265
Unencumbered gross finance receivables	8,457	9,304	9,465	9,621	10,206
Undrawn conduit facilities	6,075	6,125	5,675	5,275	5,350
Undrawn corporate revolver	1,250	1,250	1,250	1,250	1,000
Drawn conduit facilities	100	50	500	500	650

Net adjusted debt	$17,667	$17,758	$17,636	$17,375	$17,013

Total Shareholders' equity	$3,081	$3,015	$3,011	$3,021	$3,060
Goodwill	(1,437)	(1,437)	(1,437)	(1,437)	(1,437)
Other intangible assets	(261)	(261)	(272)	(273)	(274)
Junior subordinated debt	172	172	172	172	172
Adjusted tangible common equity	1,555	1,489	1,474	1,483	1,521
Allowance for finance receivable losses, net of tax (1)	1,724	1,733	1,691	1,595	1,553
Adjusted capital	$3,279	$3,222	$3,165	$3,078	$3,074

Net leverage (net adjusted debt to adjusted capital)	5.4x	5.5x	5.6x	5.6x	5.5x

Note:	On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its prior period financial information to reflect the effects of the adoption.
(1)	Income taxes assume a 25% tax rate.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	2022	2021

Consumer & Insurance	$236	$244	$247	$279	$399	$1,169	$1,788
Other	(1)	(1)	1	—	—	—	(7)
Segment to GAAP adjustment	—	(10)	(2)	(1)	—	(14)	(40)
Income before income taxes - GAAP basis	$235	$233	$246	$278	$399	$1,155	$1,741

Consumer & Insurance pretax income	$236	$244	$247	$279	$399	$1,169	$1,788
Net loss (gain) on repurchases and repayments of debt (1)	—	—	(3)	28	—	26	70
Cash-settled stock-based awards	—	—	(2)	1	1	—	54
Other (2)	—	5	4	1	1	11	6
Consumer & Insurance adjusted pretax income (non-GAAP)	$236	$249	$246	$309	$401	$1,206	$1,918

Reconciling items (3)	$—	$(15)	$(1)	$(31)	$(2)	$(51)	$(171)

Consumer & Insurance	$19,810	$19,987	$19,754	$19,449	$18,981	$19,987	$19,215
Segment to GAAP adjustment	(1)	(1)	(2)	(1)	(2)	(1)	(3)
Net finance receivables - GAAP basis	$19,809	$19,986	$19,752	$19,448	$18,979	$19,986	$19,212

Consumer & Insurance	$2,298	$2,315	$2,259	$2,132	$2,077	$2,315	$2,102
Segment to GAAP adjustment	—	(4)	(4)	(5)	(6)	(4)	(7)
Allowance for finance receivable losses - GAAP basis	$2,298	$2,311	$2,255	$2,127	$2,071	$2,311	$2,095

Note:	On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its prior period financial information to reflect the effects of the adoption.
(1)	Amounts differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a segment accounting basis.
(2)
Includes strategic activities and other items. For fiscal year 2021, refer to the earnings release and financial supplements included as an exhibit to the Company’s Current Report on Form 8-K filed February 2, 2022, and available in the Investor Relations section of the Company’s website (www.omf.com) and the SEC’s website (www.sec.gov).

(3)	Reconciling items consist of Segment to GAAP adjustment and the adjustments to Pretax income – segment accounting basis for C&I and Other. The adjustments to Other adjusted pretax income (loss) are not disclosed in the table above due to immateriality.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter Ended					Fiscal Year

(unaudited, in millions, except per share amounts)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	2022	2021

Interest income	$1,092	$1,121	$1,116	$1,104	$1,087	$4,429	$4,355
Interest expense	(238)	(230)	(221)	(218)	(217)	(886)	(930)
Net interest income	854	891	895	886	870	3,543	3,425
Provision for finance receivable losses	(385)	(404)	(420)	(338)	(237)	(1,399)	(587)
Net interest income after provision for finance receivable losses	469	487	475	548	633	2,144	2,838

Insurance	111	111	111	111	111	445	434
Investment	25	22	16	9	15	61	65
Gain on sales of finance receivables	17	13	17	16	17	63	47
Other	23	22	21	17	15	75	51
Total other revenues	176	168	165	153	158	644	597

Operating expenses	(362)	(367)	(359)	(350)	(348)	(1,424)	(1,341)
Insurance policy benefits and claims	(47)	(39)	(35)	(42)	(42)	(158)	(176)
Total other expenses	(409)	(406)	(394)	(392)	(390)	(1,582)	(1,517)

Adjusted pretax income (non-GAAP)	236	249	246	309	401	1,206	1,918

Income taxes (1)	(59)	(63)	(62)	(77)	(100)	(302)	(480)

Adjusted net income (non-GAAP)	$177	$186	$184	$232	$301	$904	$1,438

Weighted average number of diluted shares	121.0	121.9	123.6	124.7	127.5	124.4	133.1
C&I adjusted diluted EPS	$1.46	$1.53	$1.49	$1.86	$2.36	$7.27	$10.81

Note:	On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its prior period financial information to reflect the effects of the adoption.
(1)	Income taxes assume a 25% tax rate.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	2022	2021

Net finance receivables - personal loans	$19,688	$19,880	$19,675	$19,385	$18,931	$19,880	$19,190
Net finance receivables - credit cards	122	107	79	64	50	107	25
Net finance receivables	$19,810	$19,987	$19,754	$19,449	$18,981	$19,987	$19,215

Allowance for finance receivable losses	$2,298	$2,315	$2,259	$2,132	$2,077	$2,315	$2,102

Allowance ratio	11.60%	11.58%	11.44%	10.96%	10.94%	11.58%	10.94%

Net finance receivables	19,810	19,987	19,754	19,449	18,981	19,987	19,215
Finance receivables serviced for our whole loan sale partners	839	766	698	616	528	766	414
Managed receivables	$20,649	$20,753	$20,452	$20,065	$19,509	$20,753	$19,629

Average net finance receivables - personal loans	$19,767	$19,803	$19,553	$19,105	$19,046	$19,377	$18,284
Average net finance receivables - credit cards	115	92	71	57	40	65	2
Average net receivables	19,882	19,895	19,624	19,162	19,086	19,442	18,286
Average receivables serviced for our whole loan sale partners	812	734	659	572	474	610	174
Average managed receivables	$20,694	$20,629	$20,283	$19,734	$19,560	$20,052	$18,460

Note:	Ratios may not sum due to rounding.

OneMain Holdings, Inc.
CONSUMER & INSURANCE KEY METRICS (UNAUDITED) (Non-GAAP)

	Quarter Ended					Fiscal Year

(unaudited, in millions)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	2022	2021

Adjusted pretax income (non-GAAP)	$236	$249	$246	$309	$401	$1,206	$1,918

Provision for finance receivable losses	385	404	420	338	237	1,399	587
Net charge-offs	(382)	(348)	(293)	(283)	(262)	(1,186)	(768)
Change in C&I allowance for finance receivable losses (non-GAAP)	3	56	127	55	(25)	213	(181)

Pretax capital generation (non-GAAP)	239	305	373	364	376	1,419	1,737

Capital generation, net of tax(1) (non-GAAP)	$179	$229	$280	$273	$282	$1,064	$1,303

C&I average net receivables	$19,882	$19,895	$19,624	$19,162	$19,086	$19,442	$18,286

Capital generation return on receivables	3.7%	4.6%	5.6%	5.7%	6.0%	5.5%	7.1%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Amounts may not sum due to rounding.
On January 1, 2023, the Company adopted ASU 2018-12, Financial Services - Insurance: Targeted Improvements to the Accounting for Long-Duration Contracts. In accordance with this standard, the Company has recast its prior period financial information to reflect the effects of the adoption.
(1)	Income taxes assume a 25% rate.

OneMain Holdings, Inc.
CONSUMER & INSURANCE PERSONAL LOANS METRICS (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	2022	2021

Gross charge-offs	$445	$402	$349	$351	$329	$1,431	$990
Recoveries	(69)	(58)	(59)	(68)	(67)	(252)	(222)
Net charge-offs	$376	$344	$290	$283	$262	$1,179	$768

Gross charge-off ratio	9.14%	8.05%	7.09%	7.37%	7.00%	7.39%	5.42%
Recovery ratio	(1.42%)	(1.17%)	(1.20%)	(1.41%)	(1.42%)	(1.30%)	(1.21%)
Net charge-off ratio	7.72%	6.88%	5.89%	5.96%	5.58%	6.09%	4.20%

Average net receivables	$19,767	$19,803	$19,553	$19,105	$19,046	$19,377	$18,284
Yield	22.3%	22.3%	22.6%	23.1%	23.1%	22.8%	23.8%
Origination volume	$2,817	$3,473	$3,551	$3,897	$2,959	$13,879	$13,825

30+ delinquency	$1,042	$1,154	$1,027	$945	$845	$1,154	$850
90+ delinquency	$534	$544	$474	$416	$418	$544	$383
30-89 delinquency	$508	$610	$553	$529	$427	$610	$467

30+ delinquency ratio	5.29%	5.80%	5.22%	4.88%	4.46%	5.80%	4.43%
90+ delinquency ratio	2.72%	2.74%	2.41%	2.15%	2.21%	2.74%	2.00%
30-89 delinquency ratio	2.58%	3.07%	2.81%	2.73%	2.25%	3.07%	2.43%

Note:	Consumer & Insurance financial information is presented on a Segment Accounting Basis. Delinquency ratios are calculated as a percentage of C&I personal loan net finance receivables. Amounts may not sum due to rounding.

Defined Terms

•Adjusted capital = adjusted tangible common equity + allowance for finance receivable losses (ALLL), net of tax
•Adjusted tangible common equity (TCE) = total shareholders’ equity – goodwill – other intangible assets + junior subordinated debt
•Available cash and cash equivalents = cash and cash equivalents – cash and cash equivalents held at our regulated insurance subsidiaries or is unavailable for general corporate purposes
•Average assets = average of monthly average assets (assets at the beginning and end of each month divided by two) in the period
•Average managed receivables = C&I average net receivables + average receivables serviced for our whole loan sale partners
•C&I adjusted diluted EPS = C&I adjusted net income (non-GAAP) / weighted average diluted shares
•Capital generation = C&I adjusted net income – change in C&I allowance for finance receivable losses, net of tax
•Capital generation return on receivables = annualized capital generation / C&I average net receivables
•Finance receivables serviced for our whole loan sale partners = unpaid principal balance plus accrued interest of loans sold as part of our whole loan sale program
•Managed receivables = C&I net finance receivables + finance receivables serviced for our whole loan sale partners
•Net adjusted debt = long-term debt – junior subordinated debt – available cash and cash equivalents
•Net interest margin = annualized C&I net interest income / C&I average net receivables
•Net leverage = net adjusted debt / adjusted capital
•Opex ratio = annualized C&I operating expenses / average managed receivables
•Other net revenue = other revenues – insurance policy benefits and claims expense
•Pretax capital generation = C&I pretax adjusted net income – change in C&I allowance for finance receivable losses
•Purchase volume = credit card purchase transactions + cash advances – returns
•Return on assets (ROA) = annualized net income / average total assets
•Return on receivables (C&I ROR) = annualized C&I adjusted net income / C&I average net receivables
•Unencumbered loans = unencumbered gross finance receivables excluding credit cards

OneMain Holdings, Inc.

Investor Contact:
Peter R. Poillon, 212-359-2432
Peter.Poillon@omf.com

Media Contact:
Kelly Ogburn, 410-537-9028
Kelly.Ogburn@omf.com
Source: OneMain Holdings, Inc.